UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 3, 2003

Commission File No. 1-8726

RPC, INC.

(exact name of registrant as specified in its charter)

Delaware	58-1550825
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

2170 Piedmont Road, NE, Atlanta, Georgia

30324

(Address of principal executive offices)	(zip code)

(404) 321-2140
Registrant’s telephone number, including area code

Item 9.   Regulation FD Disclosure

On January 28, 2003 registrant issued a press release entitled “RPC, Inc. Reports 2002 Fourth Quarter Results.”

The text of the press release is as follows:

FOR IMMEDIATE RELEASE

RPC, INC. REPORTS 2002 FOURTH QUARTER RESULTS

ATLANTA, January 28, 2003 — RPC Incorporated (NYSE: RES) announced its unaudited results for the fourth quarter and twelve months ended December 31, 2002.  For the quarter ended December 31, 2002, revenues decreased 8.6 percent to $55,073,000 compared to $60,245,000 last year.  Net loss from continuing operations was $1,100,000, or $0.04 diluted loss per share, compared to a net loss from continuing operations of $1,036,000 or $0.04 loss per diluted share last year.  The operating loss for the fourth quarter was $1,432,000, compared to an operating loss of $1,566,000 last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $6,352,000 or $0.22 per diluted share for the quarter, compared to $5,870,000 or $0.21 per diluted share in the prior year.

For the twelve months ended December 31, 2002, revenues decreased 26.8 percent to $209,030,000 compared to $285,706,000 last year.  Net loss from continuing operations was $5,260,000, or a net loss of $0.19 per diluted share compared to net income from continuing operations of $25,496,000 or $0.89 diluted earnings per share last year.  Earnings before interest, taxes, depreciation and amortization (EBITDA) from continuing operations were $23,262,000 or $0.82 per diluted share, compared to $66,724,000 for the prior year or $2.33 per diluted share.

Certain prior period items treated as pass through costs and expenses billable to customers have been reclassified to reflect as revenues and costs of services rendered for all periods presented.  This change in presentation has no impact on the previously reported operating income (loss) or net income (loss).

“RPC’s fourth quarter results reflect the continued impact of low customer activity levels as evidenced by the year over year decline in the domestic oil and gas rig count,” stated Richard A. Hubbell, RPC’s President and Chief Operating Officer.  “The average rig count during the fourth quarter was 846, 16 percent lower than the same period in 2001.  Fourth quarter of 2001 was the beginning of the current downturn, during which the industry experienced the second sharpest drop in rig count since 1991.  Fourth quarter 2002 rig count was down seven rigs from the third quarter and just 15 percent higher than the low of 2002, 738, which occurred in early April. The average oil price fell two percent from the third quarter, and the average price for natural gas actually rose 31 percent from the third quarter.  These prices remain historically strong, but have failed to lead to an increase in drilling activity, which is inconsistent with the historically high correlation between commodity prices and rig counts.

“Mirroring the weaker industry activity levels, our revenues are down year over year because of less utilization combined with much lower pricing in most of our service lines.  In addition, revenues were negatively impacted by the absence of our business operations in Algeria and Venezuela, which had been shut down by the end of the first quarter of 2002.  Beginning in the fourth quarter of 2001 and continuing throughout 2002, we cut our expenses and restrained our capital spending levels to maintain a conservative, debt-free balance sheet.  Our capital expenditures were approximately 50 percent lower during 2002 than 2001.  For the full year, our revenues are down 26.8 percent and our SG&A expenses are down 14.6 percent.  RPC was once again cash-flow positive for the quarter and the full year.”

Hubbell continued, “We are patiently waiting for the upswing in the market to arrive, and when the time arrives we will be financially and operationally ready.  During the past couple of quarters, we have noticed an indication activity might be slowly recovering, but pricing has remained low and this has continued to put pressure on our revenues and profits.  We have yet to see the performance of our full asset base during an upturn, but we believe when the upturn commences, we will be able to capture more business than during the last up cycle.”

Summary of Segment Operating Performance

RPC’s business segments are Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well.  These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues.  The Technical Services include snubbing, coiled tubing, pressure pumping, nitrogen, well control, downhole tools, wire line, fluid pumping, and casing installation services.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations.  The equipment and services offered include drill pipe and related tools, pipe handling, inspection and storage services, work platform vessels, and oilfield training services.

Both Technical Services and Support Services were impacted by weaker customer demand.  Technical Services revenues fell seven percent for the quarter compared to the 16 percent decline in the rig count.   Our Support Services tend to be impacted more by dramatic changes in rig counts, as indicated by the 10 percent decline in revenues for the quarter, compared to the prior year.

	Three months ended December 31,		Twelve Months ended December 31,
	2002	2001	2002	2001
	(in thousands)		(in thousands )
Revenues:
Technical Services	$43,318	$46,594	$163,593	$215,546
Support Services	9,586	10,649	35,784	57,932
Other	2,169	3,002	9,653	12,228
Total revenues	$55,073	$60,245	$209,030	$285,706
Operating (loss) income:
Technical Services	$(433)	$366	$(868)	$34,799
Support Services	331	(567)	(1,814)	11,937
Other	(265)	(217)	(1,297)	(1,045)
Total operating (loss) income	$(367)	$(418)	$(3,979)	$45,691
Corporate expenses	1,065	1,148	4,101	4,503
Interest expense, net	12	104	74	65
(Loss) income before income taxes	$(1,444)	$(1,670)	$(8,154)	$41,123

EBITDA:
Technical Services	$5,377	$5,865	$21,874	$52,130
Support Services	2,066	1,070	5,580	18,891
Other and Corporate	(1,091)	(1,065)	(4,192)	(4,297)
Total EBITDA	$6,352	$5,870	$23,262	$66,724

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets.  RPC’s oil and gas services operating subsidiaries include Cudd Pressure Control, Inc. and Patterson Services, Inc.  RPC’s investor website can be found at www.rpc.net.

Certain statements and information included in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements include statements regarding RPC’s ability to emerge from the current industry decline and its ability to capture more business than in the last upcycle.  These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements.  Such risks include the possibility of declines in the price of oil and natural gas, which tend to result in a decrease in drilling activity and therefore a decline in the demand for our services, the possibility of war in the middle east, which could impact drilling activity, adverse weather conditions in oil or gas producing regions, competition in the oil and gas industry, and risks of international operations.  Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC’s Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2001.

RPC INCORPORATED AND SUBSIDIARIES

STATEMENTS OF INCOME  (In thousands except per share data)

Year ended December 31, (Unaudited)	Fourth Quarter			Twelve Months
	2002	2001	% BETTER (WORSE)	2002	2001	% BETTER (WORSE)
REVENUES	$55,073	$60,245	(8.6)%	$209,030	$285,706	(26.8)%
COSTS AND EXPENSES:
Cost of services rendered and goods sold	38,126	40,821	6.6	143,362	169,337	15.3
Selling, general and administrative expenses	10,621	13,580	21.8	42,506	49,747	14.6
Depreciation and amortization	7,758	7,410	(4.7)	31,242	25,434	(22.8)
Operating (loss) profit	(1,432)	(1,566)	8.6	(8,080)	41,188	NM
Interest expense, net	12	104	88.5	74	65	(13.8)
(Loss) income from continuing operations before income taxes	(1,444)	(1,670)	13.5	(8,154)	41,123	NM
Income tax (benefit) provision	(344)	(634)	(45.7)	(2,894)	15,627	NM
(Loss) income from continuing operations	(1,100)	(1,036)	(6.2)	(5,260)	25,496	NM
Income from discontinued operation, net of income taxes	-	-	NM	-	1,486	NM
NET (LOSS) INCOME	$(1,100)	$(1,036)	(6.2)%	$(5,260)	$26,982	NM	%

(LOSS) EARNINGS PER SHARE - BASIC
(Loss) income from continuing operations	$(0.04)	$(0.04)	0.0%	$(0.19)	$0.91	NM	%
Income from discontinued operation	-	-	-	-	0.05	NM
Net (loss) income	$(0.04)	$(0.04)	0.0%	$(0.19)	$0.96	NM	%

(LOSS) EARNINGS PER SHARE - DILUTED
(Loss) income from continuing operations	$(0.04)	$(0.04)	0.0%	$(0.19)	$0.89	NM	%
Income from discontinued operation	-	-	-	-	0.05	NM
Net (loss) income	$(0.04)	$(0.04)	0.0%	$(0.19)	$0.94	NM	%

AVERAGE SHARES OUTSTANDING
Basic	28,259	28,241		28,262	28,078
Diluted	28,259	28,241		28,262	28,593

EBITDA FROM CONTINUING OPERATIONS
EBITDA	$6,352	$5,870	8.2%	$23,262	$66,724	(65.1)%
EBITDA Per Diluted Share	$0.22	$0.21	4.8%	$0.82	$2.33	(64.8)%

NM= Not Meaningful

Note:  Certain prior period items treated as pass through costs and expenses billable to customers have been reclassified to reflect revenues and costs of services rendered for all periods presented.

This change in presentation has no impact on the previously reported operating income (loss) or net income (loss).

RPC INCORPORATED AND SUBSIDIARIES

BALANCE  SHEETS

At December 31, (Unaudited)
	2002	2001
ASSETS	(In thousands )
Cash and cash equivalents	$11,533	$10,400
Accounts receivable, net	40,168	46,928
Inventories	9,206	8,412
Deferred income taxes	5,873	6,270
Income taxes receivable	8,817	2,072
Prepaid expenses and other current assets	3,478	4,039
Current assets	79,075	78,121
Property, plant and equipment, net	105,338	115,046
Intangibles, net	9,609	7,804
Other assets	1,932	1,431
Total assets	$195,954	$202,402

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$12,700	$12,075
Accrued payroll and related expenses	8,160	10,642
Accrued insurance expenses	4,115	5,980
Accrued state, local and other taxes	1,659	2,896
Short-term debt	542	1,390
Other accrued expenses	2,814	2,625
Current liabilities	29,990	35,608
Long-term accrued insurance expenses	3,583	4,121
Long-term debt	2,000	2,937
Long-term pension liability	6,412	1,389
Deferred income taxes	8,888	1,911
Total liabilities	50,873	45,966
Common stock	2,861	2,869
Capital in excess of par value	26,431	27,182
Earnings retained	119,619	127,246
Accumulated other comprehensive loss	(3,830)	(861)
Total stockholders' equity	145,081	156,436
Total liabilities and stockholders' equity	$195,954	$202,402

Contact:	RPC, Atlanta
Ben M. Palmer, 404-321-2140
Chief Financial Officer
irdept@rpc.net
or
Jim Landers, 404-321-2162
Corporate Finance

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 3, 2003	RPC, Inc.
By: /s/ Ben M. Palmer
Ben M. Palmer
Vice President,
Chief Financial Officer and Treasurer